Exhibit 10.2

RESTRICTED STOCK UNIT & CASH BONUS AWARD AGREEMENT
PURSUANT TO THE
JASON INDUSTRIES, INC. 2014 OMNIBUS INCENTIVE PLAN
(EBITDA-Vesting)
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Participant:

Grant Date:

Target Number of EBITDA-Vesting Restricted Stock Units Granted:    ______ (the “RSUs”)

Target Cash Bonus Amount: $______________________ (the “Cash Bonus”)

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THIS RESTRICTED STOCK UNIT & CASH BONUS AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Jason Industries, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Jason Industries, Inc. 2014 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company and its stockholders for Participant to receive the RSUs and Cash Bonus (together, the “Award”) provided herein to the Participant; and

WHEREAS, the Committee and the Board have authorized the grant of this Award.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein set forth, the parties mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the meaning as set forth in the Plan. The Participant hereby acknowledges that the Participant has received a copy of the Plan and has read the Plan carefully and fully understands its contents. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the Award specified above, subject to the vesting criteria set forth in

Section 3 below. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.    Vesting.
(a)    EBITDA-Vesting. The Award shall become vested based upon the Company’s Cumulative EBITDA for the period beginning [___________] and ending on [___________________] (the “Measurement Period”), as follows, provided that the Participant has not incurred a Termination of Employment prior to the last day of the Measurement Period:

Cumulative EBITDA (as a % of Target Cumulative EBITDA)	Vested Percentage of RSUs	Vested Percentage of Cash Bonus
Less than [___]%	0% of Target RSUs	0% of Target Cash Bonus
[___]% (Threshold)	[___]% of Target RSUs	[___]% of Target Cash Bonus
[___]% (Target)	[___]% of Target RSUs	[___]% of Target Cash Bonus
If the actual Cumulative EBITDA achieved for the Measurement Period is between Threshold and Target in the table above, then the vested percentage of the RSUs and Cash Bonus shall be determined using linear interpolation between the two applicable vested percentages. For example, if the actual Cumulative EBITDA achieved is equal to [___]% of the Target Cumulative EBITDA then [___]% of the Target RSUs and [___]% of the Target Cash Bonus shall vest.
“Target Cumulative EBITDA” shall mean $[__________], subject to adjustment for any Extraordinary Events (defined below).

“Cumulative EBITDA” shall mean the aggregate of the Company’s quarterly consolidated earnings before interest, taxes, depreciation and amortization, as set forth in the Company’s unaudited financial statements for the Measurement Period, as calculated in good faith by the Committee in consultation with the Company’s independent auditors, all as determined in accordance with prior Company practices consistently applied during the Measurement Period. In connection with any Cumulative EBITDA determination required hereunder, the Committee shall exclude, or adjust to reflect, the impact of any event or occurrence that the Committee determines in its good-faith discretion, in consultation with the Company’s independent auditors, should be appropriately excluded or adjusted, including (i) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures, and expenses associated with

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compensatory equity grants), (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) losses incurred as a result of any goodwill impairment, or (iv) a change in tax law or accounting standards required by U.S. generally accepted accounting principles (“Extraordinary Events”).

The foregoing provisions of this Section 3(a) are subject to the provisions of Sections 3(b) through 3(f) hereof.

(b)    Involuntary Termination Without Cause; Voluntary Resignation For Good Reason. Subject to Section 3(c) hereof, if the Participant incurs a Termination of Employment by the Company without Cause or there is a voluntary Termination of Employment by the Participant with Good Reason, then a pro-rated portion of the Award (determined by multiplying the number of RSUs and the amount of the Cash Bonus by a fraction, the numerator of which is the number of days during the period beginning on the Grant Date and ending on the date of Termination and the denominator of which is 1,095) shall continue to be eligible to vest in accordance with the achievement of the vesting conditions set forth in Section 3(a) hereof. For purposes of this Agreement, “Good Reason” means, with respect to a Participant’s Termination of Employment: (i) in the case where there is an employment agreement or similar agreement in effect between the Company or an Affiliate and the Participant on the Grant Date that defines “good reason” (or words or a concept of like import, such as “Constructive Termination”), a termination due to good reason (or words or a concept of like import), as defined in such agreement; or (ii) in any other case, the occurrence of any of the following events, without the Participant’s advance written consent: (A) any reduction in the Participant’s base salary; (B) any reduction in the Participant’s percentage of base salary available as incentive compensation or bonus opportunity, unless such reduction occurs in connection with a corresponding increase in base salary; (C) a good faith determination by the Participant that there has been a material adverse change in the Participant’s working conditions or status with the Company or an Affiliate, including but not limited to (I) a significant negative change in the nature or scope of the Participant’s authority, powers, functions, duties or responsibilities, or (II) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, or (III) a significant reduction in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report; or (IV) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s then-current principal place of employment with the Company or an Affiliate. Notwithstanding the foregoing, a Participant’s termination shall not be considered to have occurred for “Good Reason” pursuant to clause (ii) above, unless (A) within ninety (90) days following the occurrence of one of the events listed above the Participant provides written notice to the Company setting forth the specific event constituting Good Reason, (B) the Company fails to remedy the event constituting Good Reason within thirty (30) days following its receipt of the Participant’s notice, and (C) the Participant actually terminates his or her employment with the Company and its Affiliates within thirty (30) days following the end of the Company’s remedy period.
(c)    Termination in Connection with a Change in Control. In the event of the Participant’s Termination of Employment (i) by the Company without Cause, (ii) by voluntary resignation by the Participant with Good Reason, or (iii) due to the Participant’s death or Disability,

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in each case, during the period beginning ninety (90) days prior to the consummation of a Change in Control and ending two years following the date of consummation of a Change in Control, then any unvested RSUs or Cash Bonus that would have been forfeited on the date of the Participant’s Termination of Employment shall become fully vested at 100% of Target RSUs and 100% of Target Cash Bonus, as of the date of such Termination of Employment (or if the termination occurs prior to a Change in Control, on the date of the Change in Control).
(d)    Termination by Death or Disability. Subject to Section 3(c), if the Participant’s Termination of Employment is due to the Participant’s death or Disability, then a pro-rated portion of the Award (determined by multiplying the number of RSUs and the amount of the Cash Bonus by a fraction, the numerator of which is the number of days during the period beginning on the Grant Date and ending on the date of Termination and the denominator of which is 1,095) shall continue to be eligible to vest in accordance with the achievement of the vesting conditions set forth in Section 3(a) hereof.
(e)    Voluntary Resignation. If the Participant’s Termination of Employment is voluntary other than with Good Reason, then the unvested portion of the Award shall terminate and expire as of the date of such Participant’s Termination.
(f)    Termination for Cause. If the Participant’s Termination (i) is for Cause or (ii) is a voluntary Termination (as provided in Section 3(e)) after the occurrence of an event that is then grounds for a Termination for Cause, then the entire Award, whether vested or unvested, shall thereupon be forfeited and cancelled for no value without any consideration as of the date of such Termination.
(g)    Forfeiture. Any portion of the Award that does not become vested in accordance with the provisions of this Section 3 shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. For the avoidance of doubt, any portion of the Award that does not become vested on or prior to the last day of the Measurement Period shall be automatically forfeited and cancelled as of such date for no value and without any consideration being paid therefore and otherwise without any further action of the Company whatsoever.
4.    Settlement. The Company shall settle the Award by (a) paying to the Participant the percentage of the Cash Bonus that vested and (b) issuing to the Participant the number of shares of Common Stock, free and clear of all restrictions (other than as may apply under Section 9) that correspond to the number of RSUs that have become so vested on the applicable vesting date as follows: (i) as soon as administratively practicable after the Committee certifies the extent of achievement of the EBITDA goals, but in no event later than two-and-a-half (2½) months immediately following the end of the Measurement Period, or (ii) as soon as administratively practicable (but not more than thirty (30) days) after the Award vests pursuant to Section 3(b).
5.    Dividends; Rights as Stockholder. Cash dividends paid (for dividend record dates occurring during the period from the Grant Date to the date Shares are issued hereunder pursuant to Section 4) on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant,

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provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. For the sake of clarity, in the event any portion of the unvested RSUs is forfeited and cancelled in accordance with this Agreement or the Plan, any accrued dividends on shares of Common Stock underlying such forfeited RSUs shall be automatically forfeited for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying any RSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until the Award is settled in accordance with the provisions hereof and, with respect to the RSUs, the Participant has become the holder of record of shares of Common Stock issuable hereunder.
7.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award and, if the Participant fails to do so, the Company may otherwise refuse to settle the Award as otherwise required pursuant to this Agreement. The foregoing provisions of this Section 8 to the contrary notwithstanding, the Participant may direct the Company to satisfy any such required withholding obligation with regard to the Participant by reducing the amount of cash or shares of Common Stock, having an aggregate Fair Market Value equal to the statutory maximum withholding obligation, otherwise deliverable to the Participant pursuant to Section 4.
9.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement, or may enter stop transfer orders consistent with the foregoing in the case of shares represented by book entry. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.

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10.    Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.
(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issued hereunder may be sold only in compliance with Rule 144.
(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
11.    Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement to the extent permitted by the Plan.
12.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on the payroll files with the Company.
13.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
14.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Award granted under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
15.    Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements

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of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements; provided, in such event as the Company is prohibited from issuing shares of Common Stock, the Company shall pay to the Participant (unless otherwise prohibited by law), within thirty (30) days following the date of vesting of RSUs, cash in an amount equal to the aggregate Fair Market Value of shares of Common Stock represented by such vested RSUs. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
16.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns and the Participant and the Participant’s heirs, executors, administrators, legal representatives and permitted assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
17.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time in accordance with the terms thereof as in effect on the Grant Date and not inconsistent with the provisions of Section 11 hereof; (b) the Award made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Award granted hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s

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ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JASON INDUSTRIES, INC.

By:

Name:

Title:

PARTICIPANT

Name:

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